                                                                     EXHIBIT 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]



August 26, 1999

Spatial Technology Inc.
2425 55th Street, Suite 100
Boulder, Colorado  80301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Spatial Technology Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 225,000 shares of the Company's Common Stock, $.01 par value, pursuant to its 1996 Equity Incentive Plan, up to 125,000 shares of the Company's Common Stock, $.01 par value, pursuant to its Employee Stock Purchase Plan, and up to 130,000 shares of the Company's Common Stock, $.01 par value, pursuant to its 1998 Non-Officer Stock Option Plan (collectively, the "Shares" and the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP




By: /s/ Michael L. Platt
   --------------------------------
          Michael L. Platt